Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TENABLE HOLDINGS, INC.

Tenable Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

A. The name of the Company is Tenable Holdings, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 21, 2015 under the name Tenable Holdings, Inc.

B. The Amended and Restated Certificate of the Company in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

C. The text of the Certificate of Incorporation is amended and restated to read in full as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on this 17 day of December, 2015.

TENABLE HOLDINGS, INC.

By	/s/ Richard Wells
Name:	Richard Wells
Title:	CEO

EXHIBIT A

ARTICLE I

The name of the company is Tenable Holdings, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. The total number of shares of capital stock that the Company is authorized to issue is One Hundred Fifty One Million Eight Hundred and Forty Seven Thousand Five Hundred (151,847,500) shares, consisting of Ninety Four Million (94,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Fifty Seven Million Eight Hundred Forty Seven Thousand Five Hundred (57,847,500) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. The Preferred Stock shall be divided into series. The first series shall consist of Fifteen Million Eight Hundred Forty Seven Thousand Five Hundred (15,847,500) shares and shall be designated “Series A Preferred Stock.” The second series shall consist of Forty Two Million (42,000,000) shares and shall be designated “Series B Preferred Stock.”

C. The designations, powers, preferences, and relative participating, optional and other special rights and the qualifications, limitations and restrictions of the Preferred Stock shall be as follows:

1. Dividends. In the event a dividend on the Common Stock is declared by the Board of Directors (the “Board”), each holder of the Preferred Stock shall be entitled to receive, at the same time the dividend is paid to the holders of the Common Stock, for each share of Preferred Stock, a dividend equal to the dividend such holder of Preferred Stock would receive if such share of Preferred Stock were converted to Common Stock at the then effective applicable Conversion Price (as defined below).

2. Liquidation Preference.

(a) In the event of a Liquidation Event (as defined in Article IV, Section C.2(c) hereof), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series B Preferred Stock and Common Stock by reason of their ownership thereof, an amount equal to the Series A Original Issue Price, plus all declared but unpaid dividends on each such share of Series A Preferred Stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. For purposes of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), the “Series A Original Issue Price” shall mean $3.155066667 per share of Series A Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

(b) After payment to the holders of Series A Preferred Stock of the preferential amounts required by Article IV, Section C.2(a) hereof, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of (i) Series A Preferred Stock pursuant to Article IV, Section C.2(c) hereof and (ii) Common Stock by reason of their ownership thereof, an amount equal to the Series B Original Issue Price, plus all declared but unpaid dividends on each such share of Series B Preferred Stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. For purposes of this Restated Certificate, the “Series B Original Issue Price” shall mean $5.805673 per share of Series B Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

(c) After payment to the holders of Preferred Stock of the preferential amounts required by Article IV, Section C.2(a) and Section C.2(b) hereof, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of Series A Preferred Stock and Common Stock based on the number of shares of Common Stock then held by them (assuming full conversion of all of the Series A Preferred Stock) until, with respect to the Series A Preferred Stock, the holders thereof have received the Participation Cap (as defined below), and thereafter all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of the Common Stock based on the number of shares of Common Stock then held by them. The “Participation Cap” shall mean an amount equal to three (3) times the Series A Original Issue Price, plus all declared but unpaid dividends, on each share of Series A Preferred Stock, and shall include any amounts paid pursuant to Section C.2(a) hereof. For the avoidance of doubt, the declared but unpaid dividends shall not be double-counted in the Participation Cap in the event they are already counted pursuant to Section C.2(a) hereof.

(d) For purposes of this Article IV, Section C.2, a “Liquidation Event” shall mean (i) a liquidation, dissolution or winding up of the Company, (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license (unless granted in the ordinary course of business) or other disposition of all or substantially all of the assets of the Company, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred . Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting as a single class.

(e) If the proceeds to be received by the Company or its stockholders are other than cash, the value of such proceeds shall be their fair market value as determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director; provided, however, that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange or a national quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(B) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(C) lf there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director; and

(D) For the purposes of this Article IV, Section C.2(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be:

(1) for securities traded primarily on the New York Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day, and (2) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Article IV, Section C.2(d)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director.

(iii) The foregoing methods for valuing non-cash proceeds to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the Board (including at least one (1) Series A Director and one (1) Series B Director) and the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting as a single class, be superseded and governed by the determination of such value as set forth in the definitive agreements governing such Liquidation Event.

(f) Notwithstanding any provision in this Article IV, Section C.2 to the contrary, for purposes of determining the amount each holder of Series A Preferred Stock and Series B Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of Series A Preferred Stock and Series B Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series A Preferred Stock or Series B Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the Series A Preferred Stock or Series B Preferred Stock, as applicable, that have not converted (or have not been deemed to have converted) into shares of Common Stock.

3. Preferred Stock Redemption.

(a) At any time after the fifth (5th) anniversary of the filing of this Restated Certificate, and at the election of the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock or Series B Preferred Stock, each voting as a separate class, the Company shall redeem, out of surplus, all of the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, then outstanding in three (3) annual installments (each a “Preferred Series Redemption Date”, as applicable to the Series A Preferred Stock and/or Series B Preferred Stock), with the first such Preferred Series Redemption Date occurring within sixty (60) days of such election.

The Company shall redeem the shares of the applicable Preferred Stock by paying in cash an amount per share equal to the Series A Original Issue Price for such shares of Series A Preferred Stock or the Series B Original Issue Price for such shares of Series B Preferred Stock, as applicable, plus an amount equal to all declared and unpaid dividends thereon (the “Preferred Series Redemption Price”, as applicable to the Series A Preferred Stock and/or Series B Preferred Stock). The number of shares of Preferred Stock that the Company shall be required to redeem on any one Preferred Series Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, outstanding immediately prior to the Preferred Series Redemption Date by (ii) the number of remaining Preferred Series Redemption Dates (including the Preferred Series Redemption Date to which such calculation applies). Any redemption effected pursuant to this Article IV, Section C.3(a) shall be made on a pro rata basis among the holders of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, in proportion to the aggregate applicable Preferred Series Redemption Price that each such holder would otherwise be entitled to receive on the applicable Preferred Series Redemption Date.

(b) At least fifteen (15), but no more than thirty (30), days prior to each Preferred Series Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock and/or Series B Preferred Stock, as applicable, to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Preferred Series Redemption Date, the Preferred Series Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Preferred Series Redemption Notice” , as applicable to the Series A Preferred Stock and/or Series B Preferred Stock). Except as provided herein, on or after the Preferred Series Redemption Date each holder of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Preferred Series Redemption Notice, and thereupon the Preferred Series Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner there of and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the applicable Preferred Series Redemption Date, unless there shall have been a default in payment of the Preferred Series Redemption Price, all rights of the holders of shares of Preferred Series Preferred Stock designated for redemption in the Preferred Series Redemption Notice as holders of Series A Preferred Stock and/or Series B Preferred Stock, as applicable (except the right to receive the Preferred Series Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such Preferred Series Redemption Date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, on any Preferred Series Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, to be redeemed on such Preferred Series Redemption Date, those funds which are legally available for redemption shall be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Preferred Series Redemption Price that each such holder of Series A Preferred Stock and/or Series B Preferred Stock would otherwise be entitled to receive on such Preferred Series Redemption Date, as provided in Article IV, Section C.3(a) hereof.

The shares of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, such funds shall immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Preferred Series Redemption Date, but which it has not redeemed.

(d) On or prior to each Preferred Series Redemption Date, the Company may deposit the Preferred Series Redemption Price of all shares of Series A Preferred Stock and/or Series B Preferred Stock, as applicable, designated for redemption in the Preferred Series Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $1,000,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Preferred Series Redemption Price for such shares to their respective holders on or after the Preferred Series Redemption Date upon receipt of notification from the Company that such holder has surrendered a share certificate to the Company pursuant to Article IV, Section C.3(b) hereof. As of the Preferred Series Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Preferred Series Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Preferred Series Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Article IV, Section C.3(d) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Article IV, Section C.5 hereof prior to the Preferred Series Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Article IV, Section C.3(d) remaining unclaimed at the expiration of two (2) years following the Preferred Series Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of the Board.

4. Voting Rights.

(a) General Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law or this Restated Certificate, shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

Each holder of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except as to those matters required by law or this Restated Certificate to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(b) Voting for Directors. The number of directors of the Company shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Company; provided, however, that the authorized number of members of the Board as of the filing of this Restated Certificate shall be six (6).

(i) As long as at least fifty percent (50%) of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors (the “Series A Directors”). As long as at least fifty percent (50%) of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors (the “Series B Directors”). The holders of a majority of the outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect all remaining members of the Board, including any members that would have been elected by the Series A Preferred Stock or Series B Preferred Stock but for the foregoing conditions in this clause (i) no longer being true (the “Common Directors”). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(ii) The Series A Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class. The Series B Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class. The Common Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock, voting as a separate class.

(iii) In the event of a vacancy in any directorship with respect to which the holders of a class or series are entitled to elect the director pursuant to subsection (i) above, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class or series or by any remaining director or directors elected by the holders of such class or series. If the holders of shares of a class or series entitled to elect directors pursuant to subsection (i) above fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of such class or series elect a person or persons to fill such directorships in the manner provided in this Article IV, Section C.4(b).

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, (i) with respect to the Series A Preferred Stock, the Series A Rollover Issue Price by the conversion price for the Series A Preferred Stock (the “Series A Conversion Price”) in effect on the date the certificate is surrendered for conversion, and (ii) with respect to the Series B Preferred Stock, the Series B Original Issue Price by the conversion price for the Series B Preferred Stock (the “Series B Conversion Price”, and together with the Series A Conversion Price, the “Conversion Price”) in effect on the date the certificate is surrendered for conversion. The Series A Conversion Price shall initially be $5.81734654 and shall be subject to adjustment as set forth in this Article IV, Section C.5. The Series B Conversion Price shall initially be $5.81734654 and shall be subject to adjustment as set forth in this Article IV, Section C.5. For purposes of this Restated Certificate, the “Series A Rollover Issue Price” shall mean $5.81734654 per share of Series A Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price or Series B Conversion Price, as applicable, for such share upon the earlier of (i) with respect to the Series A Preferred Stock, the date specified by the vote or written consent of holders of at least sixty percent (60%) of the shares of Series A Preferred Stock then outstanding, (ii) with respect to the Series B Preferred Stock, the date specified by the vote or written consent of holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding, or (iii) the closing of the sale of the Company’s Common Stock to the public at a price equal to no less than three (3) times the Series B Original Issue Price, in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, that results in gross offering proceeds (before deduction of underwriters’ discounts and expenses) to the Company of not less than $75,000,000 (a “Qualified Public Offering”).

(c) Mechanics of Conversion.

(i) Except as provided in Article IV, Section C.5(ii) or C.5(iii) hereof, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office of such holder’s election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) If the conversion is in connection with the automatic conversion provisions set forth in Article IV, Section C.5(b)(i) hereof. such conversion shall be deemed to have been made immediately prior to the close of business on the conversion date specified in the stockholder vote or consent (automatically without any further action by the holder of such shares and whether or not the certificate representing such shares has been surrendered to the Company or its transfer agent), and the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date; provided, however, that until certificates for the shares of Preferred Stock that have been converted have been delivered to the Company or its transfer agent, the Company shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such conversion.

(d) Adjustment of Conversion Price Upon Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Article IV, Section C.5(d), the following definitions apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock or Series B Preferred Stock, as applicable, is first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IV, Section C.5(d)(ii) hereof, deemed to be issued) by the Company on or after the Original Issue Date, other than shares of Common Stock issued or deemed to be issued:

(1) upon conversion of shares of Preferred Stock;

(2) to employees, directors and officers of, or consultants or advisors to, the Company pursuant to stock grants, stock option, stock bonus, stock purchase or other employee incentive programs, plans or agreements approved by the Board, including at least one (1) Series A Director and one (1) Series B Director;

(3) as a dividend or distribution on Preferred Stock;

(4) upon the conversion or exercise of Convertible Securities outstanding on the date of the filing of this Restated Certificate;

(5) as consideration for (and not for the purpose of capital raising to finance the transaction) bona fide acquisitions of other businesses or technologies by the Company by merger, consolidation, acquisition of stock or assets or otherwise approved by the Board, including at least one (1) Series A Director and one (1) Series B Director;

(6) to banks, lessors or other financial institutions in connection with commercial lending or leasing transactions, provided that such transactions are entered into for primarily non-equity financing purposes, approved by the Board, including at least one (1) Series A Director and one (1) Series B Director;

(7) in connection with research, collaboration, manufacturing, supply, licensing, development, OEM, distribution, marketing or other similar strategic transactions or joint ventures, provided that such transactions are entered into for primarily non-equity financing purposes and are approved by the Board, including at least one (1) Series A Director and one (1) Series B Director;

(8) in connection with an underwritten public offering registered under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to Article IV,

Section C.5(b) hereof;

(9) in connection with an event for which adjustment of the Series A Conversion Price or Series B Conversion Price is made pursuant to Article IV, Sections C.5(f) or (g) hereof; or

(10) in a transaction that the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting as a separate class, elect in writing to exclude from the definition of Additional Shares of Common Stock, which election may be applied prospectively or retroactively and either generally or in a particular instance.

(ii) Deemed lssue of Additional Shares of Common Stock. ln the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and exercise of such Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in either Conversion Price shall be made upon the subsequent issue of Convertible Securities upon the exercise of such Options or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion and/or exchange thereof, each Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, each Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Article IV, Section C.5(d)(iv) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing either Conversion Price to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date, or (b) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of either Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause I above.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company, at any time after an Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV, Section C.5(d)(ii) hereof) without consideration or for a consideration per share less than the Series A Conversion Price or the Series B Conversion Price, in each case, in effect immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, “Common Stock Outstanding” shall mean the number of shares of Common Stock outstanding immediately prior to such issue, calculated on a fully diluted basis as if all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issue and any outstanding Options (whether or not then vested or exercisable) had been fully exercised immediately prior to such issue (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to Convertible Securities or Options solely as a result of the adjustment of such Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(iv) Multiple Closing Dates. In the event that the Company shall issue, after the Original Issue Date, on more than one date, Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV, Section C.5( d)(ii)) that would result in an adjustment to the Series A Conversion Price or Series B Conversion Price pursuant to the terms of this Article IV, Section C.5(d)(iii), in each case, as part of the same transaction or a series of related transactions, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they had all occurred on the date of the first such issuance (and without giving any effect to any interim adjustments from such issuances that were part of the same transaction or series of related transactions).

(v) Determination of Consideration. For purposes of this Article IV, Section C.5(d), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Article IV, Section C.5(d)(ii) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options and/or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock as provided below), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then each Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments to Conversion Price for Recapitalizations and Reorganizations. If the Common Stock issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article IV, Section C.5 above or a Liquidation Event referred to in Article IV, Section C.2 above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or recapitalization, be adjusted, and other provision shall be made, so that the applicable Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, such number of shares of stock or other securities, cash or property that would have been subject to receipt by such holders upon conversion of such Preferred Stock immediately before such change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV, Section C.5(f) with respect to the rights of the holders of such Preferred Stock after such reorganization or recapitalization such that the provisions of this Article IV, Section C.5(f) (including adjustment of either Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after such event as nearly equivalent as may be practicable.

(g) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV, Section C.5(f) hereof, then, in each such case for the purpose of this Article IV, Section C.5(g), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of either Conversion Price pursuant to this Article IV, Section C.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Company’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(i) Notices of Record Date. In the event that the Company shall propose at any time (i) to take a record of the holders of its Common Stock for the purpose of declaring any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, or offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (ii) to effect any reorganization or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to effect any Liquidation Event; then, in connection with each such event, the Company shall send to the holders of Preferred Stock;

(A) at least ten (10) days’ prior written notice of (1) the date on which a record shall be taken for such dividend, distribution or subscription rights referred to in clause (i) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or (2) the date for determining rights to vote, if any, in respect of the events referred to in clauses (ii) and (iii) above; and

(B) in the case of the events referred to in clauses (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for stock, securities, cash or other property deliverable upon the occurrence of such event).

The notice provisions set forth in this Section C.5(i) may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of sixty percent (60%) of the outstanding shares of Preferred Stock, voting as a separate class.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. Any such fractional share so resulting shall be paid in cash based on the then fair market value of a share of Common Stock as determined in good faith by the Board, including at least one (1) Series A Director and one (1) Series B Director.

6. Preferred Stock Protective Provisions. So long as at least fifty percent (50%) of the shares of Series A Preferred Stock or Series B Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent by the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting as a single class:

(a) Increase or decrease the authorized number of directors constituting the Company’s Board of Directors;

(b) Make or adopt any material change in the Company’s line of business;

(c) Increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock or Preferred Stock;

(d) (i) Create, or authorize the creation of, or issue, or authorize the issuance of or guarantee any debt security, or permit any subsidiary to take any such action with respect to any debt security, or (ii) incur or agree to incur or enter into any agreement permitting the Company or its subsidiaries to incur or guarantee, indebtedness for borrowed money, or (iii) amend, modify, waive or otherwise alter the terms of any agreement governing the terms of any material indebtedness of the Company or any subsidiary;

(e) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary (other than Ronald J. Gula, John C. Huffard, Jr. and Renaud M. Deraison) pursuant to agreements under which the Company has the right to repurchase such shares at cost or the then fair market value of such shares upon the occurrence of certain events, such as the termination of employment or other service, or (B) pursuant to the exercise by the Company (whether contractually or pursuant to its Bylaws) of any rights of first refusal with respect to such shares (the exercise of which is approved by the Board, including at least one (1) Series A Director and one (1) Series B Director, and excluding, if applicable, the vote of he director whose shares are to be repurchased); provided that repurchases of stock from any Ronald J. Gula, John C. Huffard, Jr. and Renaud M. Deraison shall require the unanimous approval of the Board excluding, if applicable, the vote of the director whose shares are to be repurchased; or (ii) the redemption of shares of Preferred Stock in accordance with Section C.3 or Section C.4 hereof;

(f) Declare, pay or set aside a dividend on any Common Stock or Preferred Stock;

(g) Approve or enter into any transaction or become a party to any agreement for the (i) acquisition by the Company of another entity with an acquisition price greater than $5,000,000 or (ii) transfer or loan of a material portion of assets of the Company and its subsidiaries to any third party;

(h) Amend this Restated Certificate or the Bylaws of the Company so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Preferred Stock; or

(i) Effect or consummate, or execute any definitive agreement related to or in connection with, any Liquidation Event.

7. Series A Protective Provisions. So long as at least fifty percent (50%) of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent by the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) Authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Series A Preferred Stock authorized under this Restated Certificate;

(b) Amend this Restated Certificate or the Company’s Bylaws so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Series A Preferred Stock; or

(c) Increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock or Series A Preferred Stock.

8. Series B Protective Provisions. So long as at least fifty percent (50%) of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent by the holders of at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock, voting as a separate class:

(a) Authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Series B Preferred Stock authorized under this Restated Certificate;

(b) Amend this Restated Certificate or the Company’s Bylaws so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Series B Preferred Stock; or

(c) Increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock or Series B Preferred Stock.

9. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Article IV, Section C.3, C.4 or Section C.5 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Company. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

10. Notices. Any notice required by the provisions of this Article IV, Section C to be given to the holders of shares of Preferred Stock shall be deemed given if such notice (i) is deposited in the United States first class mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company, (ii) is provided by electronic transmission in a manner permitted by Section 232 of the DGCL, or (iii) is provided in another manner then permitted by the DGCL.

D. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section D.

I. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, or other Liquidation Event, the assets of the Company shall be distributed as provided in Article IV, Section C.2 hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holders thereof.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

5. Status of Repurchased Common Stock. In the event any shares of Common Stock shall be repurchased by the Company from the holders thereof, the shares so repurchased shall be retired and shall not be issuable by the Company. Promptly after any such repurchase and retirement of any shares of Common Stock, the Company shall file a certificate pursuant to Section 243(b) of the DGCL stating that reissuance of the shares is prohibited, identifying the shares and reciting their retirement. Such certificate shall have the effect of amending this Restated Certificate so as to reduce accordingly the number of authorized shares of Common Stock.

ARTICLE V

In connection with repurchases by the Company of shares of Common Stock (i) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost (or at the lesser of cost or the then fair market value) upon the occurrence of certain events, such as the termination of employment or other service, or (ii) pursuant to the exercise by the Company (whether contractually or pursuant to its Bylaws) of any rights of first refusal with respect to such shares (the exercise of which is approved by the Board, including at least one (1) Series A Director and one {I) Series B Director), Sections 502 and 503 of the California Corporations Code shall not apply with respect to such repurchases and the holders of Preferred Stock expressly waive any of their rights with respect thereto.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, subject to the provisions of Article IV, Section C.6 and Section C.7, to adopt, amend, repeal or otherwise alter the Bylaws of the Company without any action on the part of the stockholders; provided, however, that the grant of such power to the Board shall not divest the stockholders of nor limit their power, subject to the provisions of Article IV, Section C.6 and Section C.7, to adopt, amend, repeal or otherwise alter the Bylaws.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII

Subject to the provisions of this Restated Certificate, including Article IV, Section C.6 and Section C.7, the Company reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

A. To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to eliminate or limit further, or to authorize corporate action eliminating or limiting further the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, the Company shall have the power to indemnify (and to advance expenses to) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

C. Any amendment, repeal or modification of the foregoing provisions of this Article IX, or the adoption of any provision in this Restated Certificate inconsistent with this Article IX, shall be prospective only and shall not adversely affect any right or protection of any director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

D. To the maximum extent permitted from time to time under the law of the State of Delaware, the Company, on behalf of itself and its affiliates, renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, officer, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, the persons delineated in (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to or acquired by a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company, while such Covered Person is performing services in such capacity. Any repeal or modification of this ARTICLE IX, Section D shall only be prospective and shall not affect the rights under this ARTICLE IX, Section D in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate (but without limiting the immediately preceding sentence), the affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of each series of Preferred Stock, voting as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this ARTICLE IX, Section D.

* * *

CERTIFICATE OF CORRECTION OF

TENABLE HOLDINGS, INC.

Pursuant to Section 103 of the

General Corporation Law of the State of Delaware

December 22 , 2015

Tenable Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Tenable Holdings, Inc.

2. That an Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of Delaware on December 17, 2015, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is that the Series B Original Issue Price stated in Article IV, Section 2(b) of the Certificate was inadvertently set at $5.805673 per share rather than at $5.81734654 per share.

4. Article IV, Section 2(b) of the Certificate is corrected to read as follows:

(b) After payment to the holders of Series A Preferred Stock of the preferential amounts required by Article IV, Section C.2(a) hereof, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of (i) Series A Preferred Stock pursuant to Article IV, Section C.2(c) hereof and (ii) Common Stock by reason of their ownership thereof, an amount equal to the Series B Original Issue Price, plus all declared but unpaid dividends on each such share of Series B Preferred Stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. For purposes of this Restated Certificate, the “Series B Original Issue Price” shall mean $5.81734654 per share of Series B Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Tenable Holdings, Inc. has caused this Certificate of Correction to be duly executed by its duly authorized officer as of the date first above written.

TENABLE HOLDINGS, INC.

By:	/s/ Ronald J. Gula
Name:	Ronald J. Gula
Title:	Chief Executive Officer

CERTIFICATE OF RETIREMENT AND PROHIBITION OF

REISSUANCE OF SHARES

OF

TENABLE HOLDINGS, INC.

Pursuant to Section 243 of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Tenable Holdings, Inc.

2. The Corporation has retired 109,620 shares of its Common Stock, par value $.01 per share (the “Retired Shares”), thereby reducing the total number of authorized shares.

3. The Certificate of Incorporation of the Corporation prohibits the reissuance of the Retired Shares.

Signed on March 9, 2017

TENABLE HOLDINGS, INC.

By:	/s/ Stephen Riddick
Stephen Riddick, General Counsel

CERTIFICATE OF RETIREMENT AND PROHIBITION OF

REISSUANCE OF SHARES

OF

TENABLE HOLDINGS, INC.

Pursuant to Section 243 of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Tenable Holdings, Inc.

2. The Corporation has retired 35,500 shares of its Common Stock, par value $0.01 per share (the “Retired Shares”), thereby reducing the total number of authorized shares.

3. The Certificate of Incorporation of the Corporation prohibits the reissuance of the Retired Shares.

Signed on May 31, 2017

TENABLE HOLDINGS, INC.

By:	/s/ Stephen Vintz
Stephen Vintz, Chief Financial Officer